This instrument (Promissory Term Note) and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (as the same may be amended, supplemented, replaced, substituted, refinanced, or otherwise modified from time to time, the “Subordination Agreement”) dated as of December 3, 2012 among Michael Traina, Optos Capital Partners, LLC, Focus Venture Partners, Inc., and Atalaya Administrative LLC, to the Senior Debt (as defined therein), as more particularly described in the Subordination Agreement, and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

PROMISSORY TERM NOTE

$4,000,000.00	December 3, 2012

For value received, Optos Capital Partners, LLC, a Delaware limited liability company (the “Maker”), hereby promises to pay to the order of MICHAEL TRAINA (together with its successors and assigns, the “Traina”), on or before the earlier of (the “Maturity Date”) (a) May 30, 2015 and (b) partial acceleration and demand for payment, at Traina’s option following the occurrence and during the continuance of an Event of Default (as hereafter defined), the principal amount of Four Million Dollars ($4,000,000.00). The aggregate principal balance shall bear interest thereon at a per annum rate equal to six percent (6%).

Definitions

“Credit Agreement” means that certain Credit Agreement dated as of December 3, 2012 among OPTOS CAPITAL PARTNERS, LLC, MDT LABOR, LLC, FOCUS FIBER SOLUTIONS, LLC, JUS-COM, INC., CMK RESOURCES GROUP, LLC and TOWNSEND CAREERS, LLC, as Borrowers, The Various Financial Institutions Party Thereto, as Lenders, thereunder and ATALAYA ADMINISTRATIVE LLC, as Administrative Agent for such Lenders.

All capitalized terms not defined herein shall have the meaning assigned to the term in the Credit Agreement.

Payment of Promissory Term Note

The interest on the principal shall be due and payable, quarterly in arrears, on the fifth (5) day of each month following the close of the prior quarter, in accordance with the amortization schedule, Schedule A, attached hereto, with the first interest payment, due and payable on April 5, 2013, for the prior quarter ending March 31, 2013, provided that no Event of Default exists under the Credit Agreement or would be created by the making of such payment and so long as Borrowers are in compliance with the financial covenant as set forth in Section 7.14, Fixed Coverage Ratio, of the Credit Agreement, as of the last day of the Fiscal Quarter most recently ended prior to the date that the quarterly interest payment is due, and on the last day of such Fiscal Quarter as if such interest payment had been made on such last day.

Optos Capital Partners, LLC- Initials

No portion of the principal shall become due and payable except as follows:

a.	Maker shall pay Traina a one-time payment of principal in the amount of one million five hundred thousand ($1,500,000) within five (5) days after the date that Maker’s Ultimate Parent or its designee has received not less than ten million dollars ($10,000,000) in gross cash proceeds from the issuance of Qualified Stock; and

b.	Maker shall pay scheduled principal payments beginning the fifth day of the month following the date that:

(i)	Maker’s Ultimate Parent has received not less than ten million dollars $10,000,000 in gross proceeds from the issuance of Qualified Stock;

(ii)	the Senior Debt to EBITDA Ratio for the Computation Period ending as of the last day of the Fiscal Quarter most recently ended prior to the date the scheduled principal payment is to be made, and for the Computation Period ending as of the last day of the immediately preceding Fiscal Quarter, was less than 1.25 to 1.00;

(iii)	the Fixed Charge Coverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the date the scheduled principal payment is to be made was greater than 1.25 to 1.00; and

(iv)	if the scheduled principal payment had been made on the last day of the Fiscal Quarter most recently ended prior to the date the scheduled principal payment is to be made, the Fixed Charge Coverage Ratio as of such last day still would have been greater than 1.25 to 1.0.

All accrued principal and interest shall be payable at the Maturity Date.

All payments by the Maker under this Note shall be made by wire or Automated Clearing House (ACH) transfer to Traina in accordance with the following:

TD Bank N.A. of Philadelphia

ABA # 036001808

Account # 4248908597

Beneficiary: Michael D Traina

This Promissory Term Note is the “Note” referred to in the Membership Interest Purchase Agreement, dated as of December 3, 2012, by and among the Maker and Traina under and as defined therein as “Seller” (as the same may be amended, restated, modified or supplemented from time to time) and is issued pursuant to and entitled to the benefits of the Agreement.

This Note shall continue in full force and effect until all obligations and liabilities evidenced by this Note are paid in full.

This Note may be prepaid without penalty at any time. Any payments received by Traina on account of this Note shall be applied to the outstanding balance of this Note in such manner as Traina may determine. The Maker hereby represents, warrants and covenants to Traina that, subject to the Subordination Agreement, until such time as all obligations owing by the Maker to Traina under this Note are paid in full, in the event that forty percent (40%) or more of the assets of the Maker are at any time sold, disposed of or transferred to any person or entity, either in a single transaction or a series of transactions (whether related or unrelated), except for the sale, disposition or transfer in the ordinary course of business of obsolete or worn-out equipment, then such sale, disposition and/or transfer shall only occur if the Maker makes a simultaneous prepayment in full to Traina of all obligations then owing by the Maker to Traina under this Note. In addition, the Maker acknowledges that this Note is subject to mandatory prepayment in an Event of Default, as hereafter defined, subject to the Subordination Agreement. Notwithstanding anything in this paragraph to the contrary, the Maker may offer or sell any percentage of its shares of common stock in any initial public offering of its securities on a securities market and such event shall not trigger a simultaneous prepayment in full of any obligations owing by the Maker to Traina under this Note.

No delay or omission on the part of Traina in exercising any right hereunder shall operate as a waiver of such right or of any other right of Traina, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every endorser of this Note, regardless of the time or place of signing, waives protest, and assents to the addition or release of any party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally.

The Maker of this Note shall indemnify, defend and hold Traina and Traina related entities and Affiliates (as hereafter defined) and their directors, officers, employees, agents and attorneys harmless against any claim brought or threatened against Traina by the Maker or by any endorser (as well as from attorneys’ reasonable fees and expenses in connection therewith) in relation to this Note (each of which may be defended, compromised, settled or pursued by Traina with counsel of Traina’s selection, but at the expense of the Maker (and any endorser), except for any claim arising out of the gross negligence of Traina. As used in this Note, the term “Traina Affiliate” collectively means with respect to Traina, any Traina related entity or any third party acting on Traina’s behalf.

The Maker of this Note agrees to pay, upon demand, costs of collection of all amounts under this Note including, without limitation, principal and interest, or in connection with the enforcement of, this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses If any payment due under this Note is unpaid for 10 days after the due date or more, the Maker shall pay, in addition to any other sums due under this Note (and without limiting Traina’s other remedies on account thereof), a late charge equal to 5.0% of the unpaid amortized amount overdue.

The Maker shall deliver to the Traina:

a.   as soon as available to the Maker, but in any event within 90 days after the close of each such fiscal year of the Maker, the reviewed balance sheet of Maker and related statements of income, stockholders’ or owners’ equity and cash flows, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reviewed by independent certified public accountants of recognized standing selected by the Maker and reasonably acceptable to Traina and stating that such financial statements present fairly in all material respects the financial condition and results of operations of the Maker in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”); and

b.   as soon as available to the Maker, but in any event within 30 days after the end of each of calendar quarter, the balance sheet and related statements of income, stockholders’ or owners’ equity and cash flows for the Maker as of the end of and for such quarter and the portion of the fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, certified by the chief financial officer of the Maker as presenting fairly in all material respects the financial condition and results of operations of the Maker in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes.

.This Note shall be binding upon the Maker and its respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of Traina and his successors, endorsees and assigns.

A photographic or other reproduction of this Note may be made by Traina, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

As used herein, the term “Event of Default” shall mean: (a) nonpayment when due of any amounts due hereunder and per Schedule 1, or failure on the part of the Maker to observe or perform any agreement or obligation to be observed or performed hereunder and/or under the Membership Interest Purchase Agreement; (b) making by the Maker of any material misrepresentation to Traina or its affiliates, (c) dissolution or liquidation or other termination of existence, or adoption of any resolution for the dissolution, liquidation or other termination of existence, of the Maker; (d) suspension of the usual business of the Maker; or (e) failure of the Maker to pay its obligations under this Note as they become due, insolvency of the Maker, or filing of an application for or appointment of a trustee, custodian, conservator or receiver for the Maker or of any part of the Maker’s property, assignment for the benefit of creditors by the Maker, filing of a petition in bankruptcy by or against the Maker, or commencement by or against the Maker of any proceeding under any bankruptcy or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, receivership, composition or extension.

Upon the occurrence of an Event of Default, the entire unpaid balance of principal, together with all accrued interest thereon shall, at the option of Traina, become immediately due and payable without presentment, demand or further action of any kind.

THE FOLLOWING SECTION SETS FORTH WARRANTS OF ATTORNEY FOR ANY ATTORNEY TO CONFESS JUDGMENT AGAINST MAKER. IN GRANTING THESE WARRANTS OF ATTORNEY TO CONFESS JUDGMENTS AGAINST MAKER, MAKER HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS MAKER MAY HAVE PRIOR TO NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAW OF THE COMMONWEALTH OF PENNSYLVANIA AND THE UNITED STATES OF AMERICA.

UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, MAKER DOES HEREBY IRREVOCABLY AUTHORIZE AND EMPOWER ANY ATTORNEY OR THE PROTHONOTARY OF ANY COURT OF RECORD OF THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE TO APPEAR FOR MAKER IN ANY SUCH COURT, IN ANY AND ALL ACTIONS BROUGHT AGAINST MAKER, TO ENTER AND CONFESS JUDGMENT AGAINST MAKER IN FAVOR OF TRAINA OR ITS SUCCESSORS AND ASSIGNS, FOR THE ENTIRE AMOUNT DUE TO TRAINA UPON SUCH EVENT OF DEFAULT AS PROVIDED HEREIN, TOGETHER WITH COSTS OF SUIT AND REASONABLE ATTORNEY'S FEES IN AN AMOUNT UP TO FIVE (5%) PERCENT OF THE PRINCIPAL AMOUNT OUTSTANDING UNDER THIS NOTE, BUT IN NO EVENT LESS THAN THEN FIVE-THOUSAND ($5,000.00) DOLLARS; AND FOR SO DOING THIS NOTE OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT. SUCH CONFESSIONS OF JUDGMENT OR ACTIONS SHALL BE WITH RELEASE OF ERRORS, WAIVERS OF APPEALS, WITHOUT STAY OF EXECUTION AND MAKER WAIVES ALL RELIEF FROM ANY AND ALL APPRAISEMENT OR EXEMPTION LAWS NOW IN FORCE OR HEREAFTER ENACTED. THE AUTHORITY HEREIN GRANTED TO APPEAR, ENTER AND CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY ANY ONE OR MORE EXERCISES THEREON OR BY ANY DEFECTIVE EXERCISE THEREOF, BUT SHALL CONTINUE AND BE EXERCISABLE FROM TIME TO TIME UNTIL THE FULL PAYMENT OF ALL AMOUNTS DUE FROM MAKER TO TRAINA HEREUNDER IS MADE.

MAKER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF LEGAL COUNSEL IN THE REVIEW AND EXECUTION OF THIS NOTE AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING PROVISIONS CONCERNING CONFESSION OF JUDGMENT HAVE BEEN FULLY EXPLAINED TO MAKER BY SUCH COUNSEL.

Initial

Maker hereby waives the benefit of any laws now or here after enacted providing for any stay of execution, marshalling of assets, exemption from civil process, redemption, extension of time for payment, or valuation or appraisement of all or any security for this Note, exempting all or any part of the security for this Note or any other property of Maker from attachment, levy or sale upon any such execution or conflicting with any provision of this Note. Maker waives and releases Traina and said attorney or attorneys from all errors, defects and imperfections whatsoever in confessing any such judgment or in any proceedings relating thereto or instituted by Traina hereunder. Maker hereby agrees that any property that may be levied upon pursuant to a judgment obtained under this Note may be sold upon any execution thereon in whole or in part, and in any manner and order that Traina, in his sole discretion may elect.

In the event any portion of this Note shall be declared by any court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severable from this Note, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid or unenforceable portion was never part of this Note.

This Note, and all issues arising hereunder, shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania. The parties agree that all actions or proceedings arising in connection with this Note shall be tried and litigated only in the state courts located in the County of Montgomery, Commonwealth of Pennsylvania, the federal courts whose venue includes the County of Montgomery, Commonwealth of Pennsylvania, or, at the sole option of Traina, in any other court in which Traina shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. The parties expressly submit and consent in advance to such jurisdiction in any action or proceeding commenced in any such court, and the parties hereby waive any objection which either may have based upon lack of personal jurisdiction and hereby consent to the granting of such legal or equitable relief as is deemed appropriate by any such court. Furthermore, each waives, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceedings are brought in accordance with this section. In connection with the foregoing, Maker hereby waives personal service of any summons, complaint or other process. The exclusive choice or forum set forth in this Note shall not be deemed to preclude the enforcement or any judgment obtained in such forum of the taking of any action under this Note to enforce the same in any appropriate jurisdiction. Maker represents and warrants to Traina that Maker has the requisite corporate power and authority to execute and deliver this Note and to perform its obligations hereunder, and all consents, authorizations, approval and orders required in connection with the execution, delivery and performance hereof have been obtained.

THE MAKER, EACH ENDORSER AND TRAINA EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE, ANY OF THE OBLIGATIONS OF THE MAKER AND EACH ENDORSER TO TRAINA, AND ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREES NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CAN NOT BE, OR HAS NOT BEEN, WAIVED. THE MAKER, EACH ENDORSER AND TRAINA EACH CERTIFIES THAT NEITHER TRAINA NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT TRAINA WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

This Note shall bind the Maker, and its successors and assigns, and the benefit hereon shall inure to the Payee, its successors and assigns. This Note is not, and is not intended to be, a negotiable instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has set its hand and seal the date and year first above written.

[Signature appears on next page.]

Signature page for $4,000,000.00 Promissory Note

OPTOS CAPITAL PARTNERS, LLC:

	By:	/s/Chris Ferguson
WITNESS		(Seal)

	Its:	Member, Focus Venture Partners Inc. Chris Ferguson as Agent of Focus Venture Partners Inc.
WITNESS

COMMONWEALTH OF PENNSYLVANIA

COUNTY OF ___________________________

On this____ day of December, 2012, before me, a Notary Public, the undersigned officer, personally appeared __________________________, known to me (or satisfactorily proven) to be the person whose name are subscribed to the within instrument, and acknowledge that they executed the same for purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

SEAL

My commission expires:_____________
Notary Public

SCHEDULE A

Amortization Schedule

Contract	Promissory Term Note
Loan Amount	$ 4,000,000
Principal amount	$ 4,000,000
Annual Interest	6%
Number of payments	24
Start Date	12/3/2012

Pmt No.	Payment Date	Beg Balance	Total Payment	Principal Payment	Interest	Ending Balance	Cumulative Interest	* Principal Payment Deferred
1	12/3/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$-
2	1/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$-	$1,666,666.67
3	2/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$-	$1,666,666.67
4	3/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$-	$1,666,666.67
5	4/5/2013	$4,000,000.00	$80,000.00	$-	$80,000.00	$4,000,000.00	$80,000.00	$1,666,666.67
6	5/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$80,000.00	$1,666,666.67
7	6/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$80,000.00	$1,666,666.67
8	7/5/2013	$4,000,000.00	$60,000.00	$-	$60,000.00	$4,000,000.00	$140,000.00	$1,666,666.67
9	8/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$140,000.00	$1,666,666.67
10	9/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$140,000.00	$1,666,666.67
11	10/5/2013	$4,000,000.00	$60,000.00	$-	$60,000.00	$4,000,000.00	$200,000.00	$1,666,666.67
12	11/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$200,000.00	$1,666,666.67
13	12/5/2013	$4,000,000.00	$-	$-	$-	$4,000,000.00	$200,000.00	$1,666,666.67
14	1/5/2014	$4,000,000.00	$60,000.00	$-	$60,000.00	$4,000,000.00	$260,000.00	$1,666,666.67
15	2/5/2014	$4,000,000.00	$-	$-	$-	$4,000,000.00	$260,000.00	$1,666,666.67
16	3/5/2014	$4,000,000.00	$-	$-	$-	$4,000,000.00	$260,000.00	$1,666,666.67
17	4/5/2014	$4,000,000.00	$60,000.00	$-	$60,000.00	$4,000,000.00	$320,000.00	$1,666,666.67
18	5/5/2014	$4,000,000.00	$-	$-	$-	$4,000,000.00	$320,000.00	$1,666,666.67
19	6/5/2014	$4,000,000.00	$-	$-	$-	$4,000,000.00	$320,000.00	$1,666,666.67
20	7/5/2014	$4,000,000.00	$60,000.00	$-	$60,000.00	$4,000,000.00	$380,000.00	$1,666,666.67
21	8/5/2014	$4,000,000.00	$-	$-	$-	$4,000,000.00	$380,000.00	$1,666,666.67
22	9/5/2014	$4,000,000.00	$-	$-	$-	$4,000,000.00	$380,000.00	$1,666,666.67
23	10/5/2014	$4,000,000.00	$60,000.00	$-	$60,000.00	$4,000,000.00	$440,000.00	$1,666,666.67
24	11/5/2014	$4,000,000.00	$-	$-	$-	$4,000,000.00	$440,000.00	$1,666,666.67
25	12/5/2014	$4,000,000.00	$-	$-	$-	$4,000,000.00	$440,000.00
26	1/5/2015	$4,000,000.00	$40,000.00	$-	$40,000.00	$4,000,000.00	$480,000.00
27	5/30/2015	$4,000,000.00	$4,000,000.00	$4,000,000.00	$-	$-	$480,000.00	$1,666,666.59

* No Principal shall become due and payable except as set forth in the Section, Payment of Promissory Term Note under a and of Promissory Term Note